Exhibit 10.31

Agreement

September 28, 2005

This Agreement (this “Agreement”) is made and entered into as of the 28th day of September, 2005 between Artisoft, Inc., a Delaware corporation (the “Company”) and the undersigned holder (the “Holder”) of options (the “Options”) to purchase shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), pursuant to the Company’s 2004 Stock Option Plan.

WHEREAS, the Company desires to enter into a stock purchase agreement (the “Purchase Agreement”) with certain investors;

WHEREAS, in connection with the Purchase Agreement, the Company will issue shares of Common Stock to such investors; and

WHEREAS, in order for the Company to issue such shares of Common Stock, it is necessary for certain holders of Options to release for issuance the shares of Common Stock currently reserved for issuance upon exercise of the Options.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto consent and agree as follows:

1. Release From Reservation of Shares. The undersigned Holder hereby agrees that the Company may remove from reservation the shares of Common Stock issuable upon exercise of the Options held by the Holder for purposes of effecting the transactions contemplated by the Purchase Agreement; provided, however, that the Company covenants and agrees that, as soon as practicable following the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock thereunder, the Company shall again reserve a sufficient number of shares of Common Stock as is necessary for issuance upon exercise of the Options.

2. Amendment to Certificate of Incorporation. The Company shall, as soon as practicable, amend its Certificate of Incorporation (including all applicable Certificates of Designation) as set forth in the Purchase Agreement and to reflect any additional amendments required by the transactions contemplated thereby, including increasing the number of shares of Common Stock authorized but unissued sufficient to allow reservation of all shares required to be reserved for issuance upon exercise of the Options.

3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed via facsimile, which shall be deemed an original.

4. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity or enforceability of any other provision and of the entire Agreement shall not be affected.

5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware except as to its conflicts of law principles.

6. Confidentiality. Each of the Stockholders hereby agrees to hold in confidence the 2005 Purchase Agreement, this Agreement, all of the terms thereof and all of the transactions contemplated thereby and hereby until such time as the material terms thereof and hereof are publicly disclosed by the Company (which the Company agrees to do in compliance with applicable law).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARTISOFT, INC.

By:	/s/ DUNCAN G. PERRY
Name:	Duncan P. Perry
Title:	Chief Executive Officer

OPTIONHOLDER

Name:

Schedule of Option Holders

1.	Ben Alves

2.	Richard Anderson

3.	Peter Bailey

4.	Christopher Brookins

5.	Lisa Landa

6.	David Looft

7.	Ben Lubestsky

8.	Duncan Perry

9.	Scott Pickett

10.	James Scanlon

11.	William Y. Tauscher